EXHIBIT 99.1

FOR IMMEDIATE RELEASE

KEY ENERGY SERVICES GENERATED FOURTH QUARTER 2011 EARNINGS OF $0.28 PER DILUTED

SHARE, EXCLUDING G&A RESTRUCTURING COSTS

GAAP INCOME WAS $0.26 PER DILUTED SHARE

ANNOUNCES INTENTION TO SELL ITS ARGENTINA BUSINESS

HOUSTON, TX, February 16, 2012 – Key Energy Services, Inc. (NYSE: KEG) generated fourth quarter 2011 income of $42.0 million, or $0.28 per share, excluding pre-tax costs of $4.1 million, or $0.02 per share, related to the Company’s previously disclosed general and administrative restructuring initiative. This compares to third quarter 2011 net income of $46.3 million, or $0.31 per share, excluding $3.3 million of pre-tax transaction costs associated with the acquisition of Edge Oilfield Services. Fourth quarter 2011 GAAP income was $39.3 million, or $0.26 per share, and third quarter 2011 GAAP income was $44.2 million, or $0.30 per share. The Company is pursuing the sale of its Argentina operations, which generated a loss of $0.04 per share in the fourth quarter and a loss of $0.01 per share in the third quarter.

Revenue for the quarter was $509.2 million, up 1.6% compared to third quarter 2011 revenue of $501.3 million. The following table sets forth summary data from continuing operations for the quarter ended December 31, 2011 and prior comparable quarterly periods:

	September 30,	September 30,	September 30,
	Three Months Ended (unaudited)
	December 31, 2011	September 30, 2011	December 31, 2010
	(in millions, except per share amounts)
Revenues	$509.2	$501.3	$350.2
Income (loss) attributable to Key	$39.3	$44.2	$(10.8)
Diluted income (loss) per share attributable to Key	$0.26	$0.30	$(0.08)
EBITDA	$118.8	$122.5	$32.3

For the full year 2011, revenue was $1.85 billion, up 60.1% compared to $1.15 billion in 2010. Full year 2011 GAAP income from continuing operations was $101.5 million, or $0.69 per share, compared to a loss of $32.3 million, or a loss of $0.25 per share, for the full year 2010.

Normalized income from continuing operations for the full year 2011 was $132.6 million, or $0.91 per share, compared to normalized loss from continuing operations for the full year 2010 of $28.7 million, or a loss of $0.22 per share. Normalized income for 2011 excludes a $46.5 million charge for early extinguishment of debt in the first quarter, a $4.8 million gain on the sale of Key’s minority interest in IROC in the second quarter, $3.3 million of Edge transaction costs in the third quarter, and $4.1 million of general and administrative restructuring costs in the fourth quarter. Normalized income for 2010 excludes $5.6 million of transaction and legal costs in the fourth quarter of 2010.

The following table sets forth summary data from continuing operations for the years ended December 31, 2011 and 2010:

	September 30,	September 30,
	Twelve Months Ended (unaudited)
	December 31, 2011	December 31, 2010
	(in millions, except per share amounts)
Revenues	$1,846.9	$1,153.7
Income (loss) attributable to Key	$101.5	$(32.3)
Diluted income (loss) per share attributable to Key	$0.69	$(0.25)
EBITDA	$370.6	$124.7

U.S. Segment

Fourth quarter 2011 U.S. revenue was $420.9 million, up 2.2% compared to $411.8 million in the third quarter 2011. Operating income was $106.5 million, or 25.3% of revenue, down 50 basis points from the prior quarter. The benefit of a full quarter’s contribution from Edge Oilfield Services, which was acquired August 5, 2011, was essentially offset by typical fourth quarter seasonal activity declines and continued labor cost inflation and equipment deployment costs.

Full year 2011 U.S. revenue was $1.53 billion, up 59.2% compared to full year 2010 revenue of $961.2 million. Operating income was $357.6 million, up 170.3% compared to $132.3 million generated in 2010. Operating income margins were 23.4% in 2011 compared to 13.8% in 2010. The significant year-over-year revenue and profit growth was driven by asset deployments across all businesses, a full year’s contribution of the OFS Energy Services businesses acquired October 1, 2010, net price improvement, and the addition of the Edge business in the third quarter of 2011.

International Segment

International revenue was $88.3 million during the fourth quarter, down 1.4% compared to $89.5 million in the third quarter 2011. Operating income was $7.6 million, or 8.6% of revenue, down 450 basis points compared to the third quarter 2011. Fourth quarter results benefited from higher activity in Mexico and Colombia, offset by lower activity in Argentina. For the fourth quarter 2011, Argentina operations generated revenue of $27.5 million and a pre-tax loss of $8.3 million, or a loss of $0.04 per share, compared to third quarter 2011 revenue of $32.8 million and a pre-tax loss of $2.3 million, or a loss of $0.01 per share.

Full year 2011 international revenue was $316.8 million, up 64.6% compared to 2010 revenue of $192.4 million. Operating income improved significantly to $27.3 million, or 8.6% of revenue, from an operating loss of $23.2 million. For the full year 2011, Argentina operations generated revenue of $117.7 million and a pre-tax loss of $16.5 million, or $0.07 per share, compared to 2010 revenue of $91.1 million and a pre-tax loss of $13.5 million, or $0.07 per share. The strong improvement in international results in 2011 was driven by higher rig activity in Mexico, Colombia and Bahrain.

General and Administrative Expenses

Total general and administrative expenses were $67.4 million, or 13.2% of revenue, in the fourth quarter compared to $62.9 million, or 12.6% of revenue, in the third quarter. Fourth quarter general and administrative expense includes $4.1 million of restructuring costs. Third quarter 2011 general and administrative expense includes $3.3 million of Edge transaction costs.

Capital Expenditures and Liquidity

Capital expenditures were $113.2 million during the fourth quarter 2011 and $359.1 million for the full year 2011. Key’s consolidated cash balance was $35.4 million, and total debt was $775.7 million as of December 31, 2011, compared to $19.3 million of cash and $746.6 million of total debt as of September 30, 2011. At year-end 2011, there was $359.3 million utilized under the Company’s $550 million senior secured credit facility.

Overview and Outlook

Commenting on the results, Key’s Chairman, President and Chief Executive Officer, Dick Alario, stated, “Key’s 2011 revenue growth of 60% and incremental margins of 37% are the result of putting the right assets and the right people in the right markets, globally. In the U.S., we realized strong organic growth and added two service offerings with our acquisition of Edge. Internationally, we grew our presence in Mexico, Colombia and Bahrain, and we positioned the company for strong growth in 2012.

“We expect to average 40 rigs in Mexico in 2012, more than doubling 2011 activity levels, and we expect our Colombia and Middle East businesses to grow appreciably in 2012, following their first full year of operations in 2011. Additionally, we are pursuing the sale of our business in Argentina. We believe it is prudent to monetize the value of our business there and deploy that capital into markets with more significant near-term opportunities.”

Alario continued, “Excluding Argentina, we expect our 2012 consolidated revenue to be up approximately 35% from 2011, with 80% of projected activity derived from oil markets; international revenue is expected to increase 75% to 100% in 2012, and we expect U.S. revenue growth of 25% to 30% compared to 2011 against the backdrop of expectations for a flat onshore rig count environment. Our initial 2012 capital budget is $450 million, up 25% compared to 2011. We will provide additional perspectives regarding our outlook for 2012 on our investor conference call.”

Conference Call Information

As previously announced, Key management will host a conference call to discuss its fourth quarter and full year 2011 financial results on Friday, February 17, 2012 at 10:00 a.m. CST. To access the call in the U.S. and Canada dial 888-794-4637. International callers should dial 660-422-4879. All callers should ask for the “Key Energy Services Conference Call” or provide the access code 30994312. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select “Investor Relations.” A telephonic replay of the conference call will be available on Friday, February 17, 2012, beginning approximately two hours after the completion of the conference call and will remain available for one week. To access the replay, call 855-859-2056 or 800-585-8367. The access code for the replay is 30994312. The replay will also be accessible at www.keyenergy.com under “Investor Relations” for a period of at least 90 days.

Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended			Twelve Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
REVENUES	$509,215	$501,315	$350,201	$1,846,883	$1,153,684

Direct operating expenses	320,006	314,657	251,481	1,197,083	835,012
Depreciation and amortization expense	47,488	42,341	38,680	169,604	137,047
General and administrative expenses	67,354	62,932	67,545	238,068	198,271

Operating income (loss)	74,367	81,385	(7,505)	242,128	(16,646)

Loss on early extinguishment of debt	—	—	—	46,451	—
Interest expense, net of amounts capitalized	10,955	11,236	10,345	42,543	41,959
Other (income) expense, net	2,252	1,634	(1,141)	(5,818)	(2,697)

Income (loss) from continuing operations before tax	61,160	68,515	(16,709)	158,952	(55,908)
Income tax (expense) benefit	(21,591)	(25,077)	5,533	(58,297)	20,512

Income (loss) from continuing operations	39,569	43,438	(11,176)	100,655	(35,396)
Income from discontinued operations, net of tax	—	—	87,385	—	105,745

Net income	39,569	43,438	76,209	100,655	70,349

Income (loss) attributable to noncontrolling interest	221	(730)	(330)	(806)	(3,146)

INCOME ATTRIBUTABLE TO KEY	$39,348	$44,168	$76,539	$101,461	$73,495

Earnings (loss) per share from continuing operations attributable to Key:
Basic	$0.26	$0.30	$(0.08)	$0.70	$(0.25)
Diluted	$0.26	$0.30	$(0.08)	$0.69	$(0.25)

Earnings per share from discontinued operations:
Basic and diluted	$—	$—	$0.62	$—	$0.82

Earnings per share attributable to Key:
Basic	$0.26	$0.30	$0.54	$0.70	$0.57
Diluted	$0.26	$0.30	$0.54	$0.69	$0.57

Income (loss) from continuing operations attributable to Key:
Income (loss) from continuing operations	$39,569	$43,438	$(11,176)	$100,655	$(35,396)
Income (loss) attributable to noncontrolling interest	221	(730)	(330)	(806)	(3,146)

Income (loss) from continuing operations attributable to Key	$39,348	$44,168	$(10,846)	$101,461	$(32,250)

Weighted average shares outstanding:
Basic	150,738	147,722	141,332	145,909	129,368
Diluted	150,804	148,088	141,332	146,217	129,368

Condensed Consolidated Balance Sheets (in thousands, unaudited):

	September 30,	September 30,
	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$35,443	$56,628
Other current assets	565,120	357,392

Total current assets	600,563	414,020

Property and equipment, net	1,210,297	936,744
Goodwill	623,434	447,609
Other assets, net	164,826	94,563

TOTAL ASSETS	$2,599,120	$1,892,936

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$78,837	$56,310
Other current liabilities	210,666	225,325

Total current liabilities	289,503	281,635

Long-term debt, less current portion	773,975	427,121
Other non-current liabilities	321,011	202,377

Equity	1,214,631	981,803

TOTAL LIABILITIES AND EQUITY	$2,599,120	$1,892,936

Consolidated Cash Flow Data (in thousands, unaudited):

	September 30,	September 30,
	Twelve Months Ended
	December 31, 2011	December 31, 2010
Net cash provided by operating activities	$197,913	$129,805
Net cash used in investing activities	(519,910)	(8,631)
Net cash provided by (used in) financing activities	296,296	(100,205)
Effect of exchange rates on cash	4,516	(1,735)

Increase (decrease) in cash and cash equivalents	(21,185)	19,234
Cash and cash equivalents, beginning of period	56,628	37,394

Cash and cash equivalents, end of period	$35,443	$56,628

U.S. and International Revenue and Operating Income (Loss) (in thousands, except for percentages, unaudited):

	September 30,	September 30,	September 30,
	Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010
Revenues
U.S. Operations:
Rig Services	$194,197	$192,018	$150,679
Fluid Management Services	96,886	102,498	77,390
Intervention Services	60,896	60,304	46,689
Fishing & Rental Services	68,960	56,969	23,815

Total U.S. Operations	420,939	411,789	298,573
International Operations	88,276	89,526	51,628

Consolidated Total	$509,215	$501,315	$350,201

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended
	December 31, 2011	% of Segment Revenue	September 30, 2011	% of Segment Revenue	December 31, 2010	% of Segment Revenue
Operating Income (Loss)
U.S. Operations	$106,550	25.3%	$106,207	25.8%	$44,839	15.0%
International Operations	7,573	8.6%	11,755	13.1%	(8,137)	(15.8)%
Functional Support	(39,756)	n/a	(36,577)	n/a	(44,207)	n/a

Consolidated Total	$74,367	14.6%	$81,385	16.2%	$(7,505)	(2.1)%

	September 30,	September 30,
	Twelve Months Ended
	December 31, 2011	December 31, 2010
Revenues
U.S. Operations:
Rig Services	$725,509	$561,989
Fluid Management Services	387,982	227,658
Intervention Services	232,374	88,193
Fishing & Rental Services	184,222	83,404

Total U.S. Operations	1,530,087	961,244
International Operations	316,796	192,440

Consolidated Total	$1,846,883	$1,153,684

	September 30,	September 30,	September 30,	September 30,
	Twelve Months Ended
	December 31, 2011	% of Segment Revenue	December 31, 2010	% of Segment Revenue
Operating Income (Loss)
U.S. Operations	$357,606	23.4%	$132,287	13.8%
International Operations	27,273	8.6%	(23,209)	(12.1)%
Functional Support	(142,751)	n/a	(125,724)	n/a

Consolidated Total	$242,128	13.1%	$(16,646)	(1.4)%

Following is a reconciliation of income or loss from continuing operations attributable to Key as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA from continuing operations and Adjusted EBITDA from continuing operations (non-GAAP measures) as required under Regulation G of the Securities Exchange Act of 1934.

Reconciliations of EBITDA from continuing operations and Adjusted EBITDA from continuing operations (in thousands, except for percentages):

	September 30,	September 30,	September 30,
	Three Months Ended
	December 31,	September 30,	December 31,
	2011	2011	2010
Income (loss) from continuing operations	$39,569	$43,438	$(11,176)
Income tax expense (benefit)	21,591	25,077	(5,533)
(Income) loss attributable to noncontrolling interest, excluding depreciation and amortization	(769)	397	23
Interest expense, net of amounts capitalized	10,955	11,236	10,345
Interest income	(3)	(1)	(71)
Depreciation and amortization	47,488	42,341	38,680

EBITDA	$118,831	$122,488	$32,268

% of revenue	23.3%	24.4%	9.2%

Edge transaction costs	—	3,307	—
G&A restructuring costs	4,120	—	—
OFS transaction costs and legal charges	—	—	5,600

Adjusted EBITDA	$122,951	$125,795	$37,868

% of revenue	24.1%	25.1%	10.8%

Revenue	$509,215	$501,315	$350,201

	September 30,	September 30,
	Twelve Months Ended
	December 31,	December 31,
	2011	2010
Income (loss) from continuing operations	$100,655	$(35,396)
Income tax expense (benefit)	58,297	(20,512)
(Income) loss attributable to noncontrolling interest, excluding depreciation and amortization	(437)	1,761
Interest expense, net of amounts capitalized	42,543	41,959
Interest income	(26)	(112)
Depreciation and amortization	169,604	137,047

EBITDA	$370,636	$124,747

% of revenue	20.1%	10.8%

Loss on debt extinguishment	46,451	—
Gain on IROC sale	(4,783)	—
Edge transaction costs	3,307	—
G&A restructuring costs	4,120	—
OFS transaction costs and legal charges	—	5,600

Adjusted EBITDA	$419,731	$130,347

% of revenue	22.7%	11.3%

Revenue	$1,846,883	$1,153,684

“EBITDA” is defined as income or loss from continuing operations attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as asset retirements and impairments, loss on debt extinguishment, certain other gains or losses, and certain non-recurring transaction or other costs.

“EBITDA” and “Adjusted EBITDA” are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered alternatives to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies.

Limitations to using EBITDA and Adjusted EBITDA as analytical tools include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting its usefulness as a comparative measure; and

•

EBITDA and Adjusted EBITDA are each a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements as to matters that are not of historic fact are forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections about Key, its industry, its management’s beliefs and certain assumptions made by management, and include statements regarding expected increases in activity, the mobilization of equipment into service, international growth, and anticipated financial performance in 2012. No assurance can be given that such expectations, estimates or projections will prove to have been correct. Whenever possible, these “forward-looking statements” are identified by words such as “expects,” “believes,” “anticipates” and similar phrases.

Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks affecting activity levels for Key’s services, including the possibility that the future growth opportunities in Key’s industry may not materialize and may not result in activity increases; risks that Key’s customers may not increase, or may even decrease, their activity levels; risks relating to changes in the demand for or the price of oil and natural gas; risks relating to increases in costs of labor, fuel, equipment and supplies employed and used in Key’s businesses; risks relating to compliance with environmental, health and safety laws and regulations, as well as actions by governmental and regulatory authorities; risks associated with the recently completed transaction with Edge, including risks that Key may be unable to achieve the benefits contemplated under this transaction, and risks associated with integration of the acquired operations into Key’s operations; risks affecting Key’s foreign operations, including risks related to growth in Mexico, other risks affecting Key’s operations in Russia, risks associated with expanding operations in Colombia and Bahrain, risks involving the possible sale of its Argentina business and assets, and risks that Key may not be able to achieve its overall international growth and mobilization strategy; risks that Key may not be able to execute its capital expenditure program and/or that any such capital expenditure investments, if made, will not generate adequate returns; and other risks affecting Key’s ability to maintain or improve operations, including its ability to maintain prices for services under market pricing pressures, weather risks, and the impact of potential increases in general and administrative expenses.

Because such statements involve risks and uncertainties, many of which are outside of Key’s control, Key’s actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Other important risk factors that may affect Key’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Unless otherwise required by law, Key also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully reports and documents that Key files periodically with the Securities and Exchange Commission.

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Mexico, Colombia, the Middle East, Russia and Argentina.